UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2005

Phoenix Color Corp.

(Exact name of registrant as specified in its charter)

Delaware	333-50995	22-2269911
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

540 Western Maryland Parkway, Hagerstown, Maryland 21740

(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code:	(301) 733-0018

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Phoenix Color Corp. Soliciting Consent Relating to its 10-3/8% Senior Subordinated Notes

On October 24, 2005, Phoenix Color Corp., a Delaware corporation (the “Company”), solicited the consents (the “Consents”) of the holders of its 10 3/8% Senior Subordinated Notes due 2009 (the “Notes”) to proposed amendments (the “Proposed Amendments”) to certain provisions of the Notes and the Indenture pursuant to which the Notes were issued (the “Indenture”), upon the terms and subject to the conditions set forth in the Company’s Consent Solicitation Statement dated October 19, 2005 (the “Statement”). The statement was delivered to the holders of Notes of record as of 5:00 p.m., New York City time, on the record date, October 13, 2005 (the “Record Date”). As of the Record Date, all of the Notes were held through The Depository Trust Company (“DTC”) by participants in DTC (“DTC Participants”) (such DTC Participants and other registered holders as of the Record Date are referred to herein as “Holders”).

The primary purpose of the Proposed Amendments is to eliminate the Company’s obligation to publicly file quarterly, annual and current reports with the Securities and Exchange Commission. In addition, the Proposed Amendments would alter the information that the Company is required to provide the Holders and the trustee under the indenture (the “Trustee”). The Proposed Amendments would also amend the definition of Permitted Investment under the Indenture to allow the Company to purchase Notes on the open market in an amount not to exceed $1.5 million, in the aggregate. No assurances can be given that the Company would be able or willing to make such purchases at any given time or at all. The Proposed Amendments would increase by 5/8%, to 11.0% per annum, the rate of interest on the Notes for the period commencing November 1, 2005 and ending on the date that the principal amount of the Notes is paid or made available for payment. The Proposed Amendments would also amend the name and address, as appropriate, of the Trustee to reflect the name and address of the current Trustee, J. P. Morgan Trust Company, National Association.

Subject to obtaining the consent of the Holders of at least a majority in aggregate principal amount of all outstanding Notes (the “Requisite Consents”) and the Proposed Amendments (including an increase by 5/8%, to 11.0% per annum, in the rate of interest on the Notes for the period commencing November 1, 2005 and ending on the date that the principal amount of the Notes is paid or made available for payment) becoming effective, the Company is offering to pay to each consenting Holder a consent fee equal to $5.00 per $1,000 principal amount of Notes owned by such consenting Holder as of the Record Date for which Consents are given (such aggregate consent fees, the “Consent Fee”). The Company will accept properly completed, executed and dated Consents until November 7, 2005.

The effectiveness of the Proposed Amendments is subject to the following conditions (the “Conditions Precedent”): (i) the receipt of the Requisite Consents; (ii) the execution by the Company and the Trustee of a Supplemental Indenture evidencing the terms of the Proposed Amendments; (iii) the receipt of a waiver of Wachovia Bank, National Association, as agent (“Wachovia”), under the Amended and Restated Loan and Security Agreement, dated September 30, 2003, by and among the Company, the Company’s subsidiaries, Wachovia, and the lenders named therein (the “Credit Agreement”); and (iv) the deposit of the Consent Fee with the tabulation agent, J. P. Morgan, National Association. If the Proposed Amendments are approved and become effective, they will bind all holders of Notes, including those that did not deliver a Consent.

This Current Report on Form 8-K contains forward-looking statements, including, but not limited to, statements regarding potential amendments to be made to the Indenture, the Company’s ability to obtain the Requisite Consents and a potential waiver to be obtained from Wachovia under the Credit Agreement. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties, including, but not limited to, the Conditions Precedent and the impact of the Proposed Amendments on the Company’s results of operations and financial condition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Phoenix Color Corp.

/s/ Louis LaSorsa Name: Louis LaSorsa
Title: Chairman and Chief Executive Officer

Date: October 27, 2005